EXHIBIT 10.49

CALIFORNIA PIZZA KITCHEN

AMENDED AND RESTATED

CONFIDENTIAL EMPLOYMENT AGREEMENT

This is an amended and restated EMPLOYMENT AGREEMENT (“Agreement”) between California Pizza Kitchen, Inc. a Delaware corporation (the “Company”), and Rudy Sugueti (the “Employee”), dated this 31st day of December 2008. This Agreement amends and restates in its entirety that certain Employment Agreement between Employee and Company, as executed and effective as of November 6, 2006 (“Employment Commencement Date”).

W I T N E S S E T H :

WHEREAS, the Company desires to engage Employee to perform services for the Company, and the Employee desires to perform such services, on the terms and conditions herein set forth.

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is hereby agreed by and between the Company and the Employee as follows:

1. Contract Term. The Company agrees to employ Employee, and Employee agrees to serve, on the terms and conditions stated herein for a three-year (3) period commencing on the Employment Commencement Date. The three-year period during which Employee is employed hereunder is hereinafter referred to as the “Contract Term.” The period of Employee’s actual employment is referred to herein as the “Employment Period.” (References to the Employment Period in this Agreement shall refer to the initial Employment Period and any extended Employment Period.)

Upon the expiration of the three-year Contract Term, the Contract Term shall be automatically extended for successive one calendar year periods, unless, at least 60 days prior to said expiration date, either party has given written notice to the other that it does not wish to extend the Employment Period. Employee accepts any such continued employment with the Company on the terms set forth in this Agreement.

2. Position and Duties. The Employee shall be employed in the business of the Company and receive the title of Senior Vice President of California Pizza Kitchen ASAP Operations (“SVP ASAP Operations”). As of the date of this Agreement, Employee’s duties shall include, but will not be limited to, the responsibilities as outlined in the job description. Notwithstanding the duties as described in the job description document, Employee agrees that his duties may be, from time to time, revised or modified by the Company in its discretion.

The Employee agrees to devote substantially all of his business efforts and time to the Company and use his best efforts to perform faithfully and efficiently the responsibilities assigned to him hereunder, to the extent necessary to discharge such responsibilities, except Employee may (i) serve in any capacity with a professional, community, industry, civic, educational or charitable organization; (ii) serve as a member of corporate boards of directors on which Employee currently sits; (iii) with the consent of the Company may sit on other corporate boards of directors; and (iv) manage his and his family’s personal investments and affairs so long as such activities do not materially interfere with the discharge of Employee’s duties.

3. Compensation and Benefits.

3.1 Base Salary. As compensation for his services, the Company shall pay Employee a base annual salary (“Base Salary”) of $200,000 which will be paid in accordance with the payroll practices of the Company. The Base Salary shall be reviewed by the Company at least once each year and may be increased at any time, and from time to time, by action of the Company based on Employee’s performance. In addition, Employee shall be eligible to receive additional variable compensation as identified below herein.

3.2 Annual Bonus. In addition to his Base Salary, the Employee shall have an opportunity to earn or be awarded, for each fiscal year during the Employment Period, an annual target performance bonus, in cash (“Annual Bonus”) based on the achievement of certain performance objectives established by the Company. Each such Annual Bonus shall be payable no later than 60 days subsequent to the end of the Company’s fiscal year for which the Annual Bonus is payable, and in no event later than the last day of the applicable two and one-half month “short-term deferral period” with respect to such Annual Bonus, within the meaning of Treasury Regulation Section 1.409A-1(b)(4). In the event of the termination of this Agreement by the Company without Cause or by the Employee with Good Reason, or by reason of Disability, the Employee shall be eligible for the Annual Bonus prorated to the date of such termination. The terms “Cause,” “Good Reason” and “Disability” are defined in Sections 5 and 6 herein.

For each fiscal year during the Employment Period, Employee shall be eligible to earn the Annual Bonus up to 45% of his Base Salary, depending on performance. To the extent such Annual Bonus is earned, it shall be based on the following (which may be revised, modified, changed or deleted at the sole discretion of the Company). Different Annual Bonus amounts may be payable for performance results within a range between a threshold that is less than the specified performance target(s) and for performance results in excess of the performance target(s).

3.3 Incentive, Retirement and Savings Plan. In addition to the Base Salary and Annual Bonus, the Employee shall be entitled to participate in all incentive, retirement and savings plans and programs (“Incentives”), if any, and as established from time to time by the Company provided Employee meets the eligibility requirements therefor.

3.4 Benefit Plans. The Employee and/or his spouse, and dependents, as the case may be, shall be entitled to all benefits under all medical, dental, vision, disability, Employee life, group life, accidental death and travel accident insurance plans and programs (“Benefit Plans”), if any, and as established from time to time by the Company provided the Employee meets the eligibility requirements therefor.

3.5 Fringe Benefits. The Employee shall be entitled to fringe benefits (“Fringe Benefits”), including, but not limited to, an automobile allowance of $12,000 per year and other fringe benefits, if any, as established in the sole discretion of the Company from time to time provided the Employee meets the eligibility requirements therefor. The Company shall also reimburse Employee for expenses associated with his automobile in accordance with Company policy.

3.6 Office and Support Staff. The Employee shall be entitled to an office and to other assistance commensurate with his responsibilities and title and consistent with the Company’s policies.

3.7 Vacation. The Employee shall be entitled to four weeks of paid vacation per year. Employee will not accrue further vacation time unless and until Employee’s unused vacation time fall below five weeks of vacation time.

3.8 Business Expenses. The Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred or expended by the Employee in fulfillment of the Employee’s duties hereunder. Employee shall provide documentation of such expenses in accordance with the procedures established by the Company. The Company reserves the right to amend said procedures in its sole discretion.

To the extent that any payments or reimbursements provided to Employee under this Agreement, including, without limitation under Section 3.5 or 3.8, are deemed to constitute compensation to Employee, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any payments or expense reimbursements that constitute compensation in one year shall not affect the amount of payments or expense reimbursements constituting compensation that are eligible for payment or reimbursement in any subsequent year, and Employee’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

4. Stock Options.

(a) The parties acknowledge that on November 6, 2006, the Company granted Employee options to acquire 30,000 shares of Company Common Stock pursuant and subject to the terms and conditions herein and the terms of the Company’s 2004 Omnibus Incentive Compensation Plan (attached hereto as Exhibit “A”). Such option shall be substantially in the form set forth in the Non-Qualified Stock Option Grant (attached hereto as Exhibit “B”).

The exercise price per share of the options shall be the closing price of the Company Common Stock on the date approved by the Compensation Committee of the Board of Directors. Options shall vest on each quarterly anniversary until fully vested and exercisable at the end of the third anniversary of the grant date at a rate of 8.33% per quarter. The options granted to Employee under the 2004 Omnibus Incentive Compensation Plan shall be nonstatutory stock options that are not intended to be incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

(b) Each option granted under the terms of the 2004 Omnibus Incentive Compensation Plan shall be for a term of ten years and shall provide that (except as otherwise provided in this Agreement: a) in the event Employee’s service with the Company terminates for any reason except termination without Cause, death, Disability, or Retirement (all as defined in the 2004 Omnibus Incentive Compensation Plan – Exhibit A) the vested portion of each option will expire at the close of business at Company headquarters on the date of termination of

Employee’s service with the Company; and b) if Employee’s service with the Company terminates due to termination without Cause or Retirement, the vested portion of each option will expire at the close of business at Company headquarters on the date two months after the date of the Employee’s termination without Cause or Retirement (all as defined in the 2004 Omnibus Incentive Compensation Plan – Exhibit A). Additional options may be granted to Employee in the discretion of the Company. The Company shall grant Employee additional option awards under the 2004 Omnibus Incentive Compensation Plan each successive year during the Contract Term beginning in November 2007 in a minimum amount of options to purchase 10,000 shares of Common Stock. The total options granted shall not exceed 50,000 shares during the Contract Term, inclusive of the initial 30,000 Share Option Grant.

(c) For so long as the Company remains a public company, Company shall use commercially reasonable efforts to: (i) cause the shares of Common Stock reserved for issuance to Employee pursuant to the Company’s 2004 Omnibus Incentive Compensation Plan to be included in a registration statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of no less than 3,750,000 shares of the Company’s Common Stock, issuable pursuant to the Company’s 2004 Omnibus Incentive Compensation Plan; (ii) cause such awards and the shares issuable pursuant to such awards to be registered or otherwise exempt under the securities or blue sky laws of California and such other jurisdictions in the United States as may be applicable; and (iii) to maintain a current prospectus and to cause such Common Stock to be listed on the principal exchange or exchanges or qualified for trading on the principal over-the-counter market on which the Company’s Common Stock is then listed or traded, so long as any Options remain outstanding and have not been exercised or terminated and for a period of five years after exercise.

5. Termination of Employment by Company. Employee’s Employment Period with the Company shall automatically terminate upon the first event set forth below in this section.

5.1 For Death. Upon the Employee’s Date of Death (“Death”).

5.2 For Disability. Upon the date on which the Board shall give Employee notice of termination on account of a Disability (as hereinafter defined), which has prevented Employee from satisfactorily and completely performing his/her duties under this Agreement for a period or periods aggregating more than one hundred twenty (120) days in any twelve (12) consecutive months (it being understood that prior to the date of delivery of such notice, the Company shall compensate Employee as set forth in Section 3 hereof);

For purpose of this Agreement, “Disability” means a disability which, is determined to be total and permanent by a physician selected by the Company or the insurers providing disability insurance to the Company and consented to by the Employee or his legal representative (such consent not to be withheld unreasonably) to the extent permitted by law. If no such insurance is in force, or if no such determination has been made, “Disability” shall refer to a medically determinable physical or mental condition disabling Employee from substantially performing his duties hereunder.

5.3 For Cause. The Company may terminate the Employee’s Employment and this Agreement for Cause with 30 days notice. For purposes of this Agreement, “Cause” means (i) an act or acts of dishonesty on the Employee’s part which result in or are intended to result in his substantial personal enrichment at the expense of the Company; or (ii) violation(s) by the Employee of his obligations under Article 2 of this Agreement, which violations are willful or grossly negligent on the Employee’s part and which were intended to result in or have resulted in material injury to the Company, its parent, affiliates or any divisions managed by the Employee; or (iii) any material breach of this Agreement by Employee.

5.4 Other Than For Cause. The Company may terminate the Employee’s employment other than for Cause (“Without Cause”) upon 60 days notice.

6. Resignation by Employee.

6.1 For Good Reason. The Employee may resign his employment for Good Reason (“Good Reason”) with 30 days notice. For purposes of this Agreement, “Good Reason” is defined as follows:

6.1.1. Adverse Change. Without the express written consent of the Employee, (i) the Company’s assignment to the Employee of any duties inconsistent in any substantial respect with the Employee’s position, authority or responsibilities as contemplated by Article 2 of this Agreement, or (ii) any other substantial adverse change in such position including titles, authority or responsibilities, provided that such assignment or substantial adverse change results in a material diminution in Employee’s duties, authority or responsibilities, provided further that the Company fails to cure any such assignment or adverse change within 30 days of receipt of written notice from the Employee regarding the assignment or adverse change (which notice shall be provided by Employee to the Company within 90 days following the initial occurrence of such event).

6.1.2. Failure to Comply. Any failure by the Company to comply with any of the provisions of Article 3 of this Agreement resulting in a material breach of this Agreement, other than an insubstantial and inadvertent failure or such material breach remedied by the Company 30 business days after receipt of notice thereof given by the Employee (which notice shall be provided by Employee to the Company within 90 days following the initial occurrence of such event).

6.1.3. Change of Location. The Company’s requiring the Employee to be based at any office or location more than 30 miles from the location of the Company’s principal office, except for travel reasonably required in the performance of the Employee’s responsibilities.

6.1.4 Good Faith. In the event that the Employee shall in good faith give a “Notice of Resignation,” as hereinafter defined in paragraph 7.1 hereof, for Good Reason and it shall thereafter be determined that Good Reason did not exist, the employment of the Employee shall, unless the Company and the Employee shall otherwise mutually agree, be deemed to have terminated at the date of the giving of such purported Notice of Resignation. In such event, the Employee shall be deemed to have resigned without Good Reason.

Employee’s resignation for Good Reason as a result of any of the foregoing events must occur within 2 years of the initial occurrence of any such event.

6.2 Voluntary Resignation without Good Reason. Employee may resign from his Employment at any time voluntarily without Good Reason with 60 days notice to the Company.

7. Termination – Miscellaneous

7.1 Notice of Termination or Resignation. Any Termination by the Company for Cause or Without Cause, or Resignation by the Employee for Good Reason or without Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with paragraph 7 hereof.

For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date of this Agreement which date shall be in accordance with the specific termination provision in this Agreement relied upon.

7.2 Date of Termination or Resignation. For purposes of this Agreement, the “Date of Termination and/or Resignation” (aka “Date of Termination” hereinafter) shall mean the date the Employee receives the Notice of Termination.

Notwithstanding any contrary provision contained in this Agreement, (i) if the Employee is terminating this Agreement in order to resign Without Good Reason, the Date of Termination shall not be the date of receipt of such Notice of Termination but shall be a date specified therein, which date shall be not less than 60 days after giving such Notice of Termination; (ii) if the Employee’s employment is terminating due to Disability, the Date of Termination shall be the Disability Effective Date; (iii) if the Employee’s employment terminates due to the Employee’s death, the Date of Termination shall be the date of death; and (iv) if the Employee’s employment is terminated Without Cause, the Date of Termination shall not be the date of receipt of such Notice of Termination but shall be a date specified therein, which date shall be not less than 60 days after giving such Notice of Termination; (v) if the Company terminates the Employee’s employment with Cause, or if Employee resigns with Good Reason, the date of termination.

8. Obligations upon Termination or Resignation.

8.1 Death or Disability. Subject to Section 8.6 below, in the event of Employee’s death or “separation from service” from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the Code, and Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”) by reason of a termination of Employee’s employment by the Company on account of Disability, Employee (or his/her estate, as applicable) shall be entitled to the following: (i) any unvested option shall become fully vested and immediately exercisable and any restrictions on restricted stock that was awarded to Employee by the Company during the Employment Period shall lapse immediately; and (ii) the exercise period with respect to any stock option shall continue until the earlier of the last day of the three-year period following the Employee’s Separation from Service (the “Separation Date”) or the expiration date of such option according to its terms; provided that Employee has not been provided with notice of termination.

8.2 Termination of Employee With Cause; Resignation Without Good Reason. If the Company terminates Employee for Cause or Employee resigns without Good Reason, the Employment Period of this Agreement shall end and this Agreement shall expire and the

Company shall have no further obligation to Employee except to the extent that Employee is otherwise entitled to any accrued but unpaid salary, bonus or benefits hereunder and insurance coverage in accordance with applicable law. Notwithstanding any expiration of the Employment Period or termination of this Agreement; the provisions set forth in Sections 10 and 11 shall remain in full force and effect after the termination of Employee’s employment hereunder.

Employee shall not be required to seek other employment or otherwise attempt to mitigate damages to be entitled to any of the termination benefits provided in this Section 8; provided, however, that the amount of any payment or benefit provided for in this section shall be reduced by any compensation earned by Employee as a result of consultancy with or employment by another entity or individual during the payout period under such Section; and provided further, however, that any compensation earned by Employee from service as a board member of the Company or any other entity shall not reduce such payments or benefits.

8.3 Termination Without Cause; Resignation for Good Reason; Disability. Subject to Section 8.6 below, if Employee incurs a Separation from Service by reason of a termination of Employee’s employment either (A) by the Company other than for Disability or Cause, or (B) by Employee for Good Reason, Employee (or his/her estate in the event he/she dies after his/her termination, as applicable) shall be entitled to the following: (i) a lump sum cash payment within 60 days after the Separation Date in an amount equal to one (1) time Employee’s Annual Base Salary; (ii) any unvested stock option shall become fully vested and immediately exercisable and any restrictions on restricted stock that was awarded to Employee by the Company during the Employment Period shall lapse immediately; (iii) the exercise period with respect to any stock option shall continue until the earlier of the last day of the three-year period following the Separation Date or the expiration date of such option according to its terms; and (iv) continuation of health insurance benefits consistent with those provided by the Company to its similar level Employees until the end of the Employment Period, such period determined without regard to such termination; provided, however, that the percentage of the cost of such coverage paid by the Company shall not be less than the percentage of such costs that was paid by the Company immediately prior to the expiration date of the Agreement.

Notwithstanding any expiration of the Employment Period or termination of this Agreement; the provisions set forth in Sections 10 and 11 shall remain in full force and effect after the termination of Employee’s employment hereunder.

Any severance benefits provided under this Section 8.3 shall be subject to Employee’s execution and delivery within 21 days (or, to the extent required by applicable law, 45 days) after the Separation Date, and non-revocation within 7 days thereafter, of a mutual general release of claims in a form satisfactory to the Company and Employee; provided, however, that the Company shall not be required to release Employee from any claims arising out of or resulting from Employee’s willful misconduct, fraud, embezzlement, breach of fiduciary duty, or breach of Sections 10 and 11 hereof.

Employee shall not be required to seek other employment or otherwise attempt to mitigate damages to be entitled to any of the termination benefits provided in this Section 8.3; provided, however, that the amount of any payment or benefit provided for in this section shall be reduced by any compensation earned by Employee as a result of consultancy with or employment by another entity or individual during the payout period under such Section; and provided further, however, that any compensation earned by Employee from service as a board member of the Company or any other entity shall not reduce such payments or benefits.

In the event the Company or any member of the Board asserts that Employee has breached Section 10 or 11 hereof, then the Company shall notify Employee. Nothing in this Section 8.3 shall impair the Company’s right to seek or obtain injunctive or other equitable relief at any time in any court having jurisdiction to enforce the provisions of Section 10 or Section 11 hereof.

Employee’s obligations under Section 10 and Section 11 of this Agreement shall survive any termination of this Agreement. Notwithstanding any of the foregoing, in the event that Employee were to violate Section 10 or 11, any benefit or amount payable to Employee pursuant to this Section 8.3 shall be forfeited and cancelled immediately upon such violation.

8.4 Termination by Company Other Than for Disability or Cause, Employee for Good Reason Occurring Within Two Years Following a Change of Control. Subject to Section 8.6 below, if a Change of Control (as defined below) occurs and Employee incurs a Separation from Service by reason of a termination of Employee’s employment either (A) by the Company other than for Disability or Cause, or (B) by Employee for Good Reason, in each case within 2 years following the effective date of a Change of Control, Employee (or his/her estate in the event he/she dies after his/her termination, as applicable) shall be entitled to the following: (i) a lump sum cash payment within 60 days after the Separation Date in an amount equal to one (1) time Employee’s Annual Base Salary; (ii) any unvested stock option shall become fully vested and immediately exercisable and any restrictions on restricted stock that was awarded to Employee by the Company during the Employment Period shall lapse immediately; (iii) the exercise period with respect to any stock option shall continue until the earlier of the last day of the three-year period following the Separation Date or the expiration date of such option according to its terms; and (iv) continuation of health insurance benefits consistent with those provided by the Company to its similar level Employees until the end of the Employment Period, such period determined without regard to such termination; provided, however, that the percentage of the cost of such coverage paid by the Company shall not be less than the percentage of such costs that was paid by the Company immediately prior to the expiration date of the Agreement.

“Change of Control” for the purposes of this Agreement, shall have the meaning set forth in Exhibit C, hereto.

In the event the Company or any member of the Board asserts that Employee has breached Section 10 or 11 hereof, then the Company shall notify Employee. Nothing in this Section 8.4 shall impair the Company’s right to seek or obtain injunctive or other equitable relief at any time in any court having jurisdiction to enforce the provisions of Section 10 or Section 11 hereof.

Employee’s obligations under Section 10 and Section 11 of this Agreement shall survive any termination of this Agreement. Notwithstanding any of the foregoing, in the event that Employee were to violate Section 10 or 11, any benefit or amount payable to Employee pursuant to this Section 8.4 shall be forfeited and cancelled immediately upon such violation.

8.5 Non-Extension of Contract Term. Subject to Article 8.6 below, if Employee incurs a Separation from Service as a result of the Company providing Employee with written notice that it does not wish to extend the Employment Period, Employee (or his/her estate in the event he/she dies after his/her termination, as applicable) shall be entitled to the following: (i) a lump sum cash payment within 60 days after the Separation Date in an amount equal to one (1) time Employee’s Annual Base Salary; (ii) any unvested stock option shall become fully vested and immediately exercisable and any restrictions on restricted stock that was awarded to Employee by the Company during the Employment Period shall lapse immediately; (iii) the exercise period with respect to any stock option shall continue until the earlier of the last day of the three-year period following the Separation Date or the expiration date of such option according to its terms; and (iv) continuation of health insurance benefits consistent with those provided by the Company to its similar level Employees until the end of the Employment Period, such period determined without regard to such termination; provided, however, that the percentage of the cost of such coverage paid by the Company shall not be less than the percentage of such costs that was paid by the Company immediately prior to the expiration date of the Agreement.

In the event the Company or any member of the Board asserts that Employee has breached Section 10 or 11 hereof, then the Company shall notify Employee. Nothing in this Section 8.5 shall impair the Company’s right to seek or obtain injunctive or other equitable relief at any time in any court having jurisdiction to enforce the provisions of Section 10 or Section 11 hereof.

Employee’s obligations under Section 10 and Section 11 of this Agreement shall survive any termination of this Agreement. Notwithstanding any of the foregoing, in the event that Employee were to violate Section 10 or 11, any benefit or amount payable to Employee pursuant to this Section 8.5 shall be forfeited and cancelled immediately upon such violation.

8.6 Administration. This Agreement shall be administered and interpreted to maximize the short-term deferral exception to Section 409A of the Code, and Employee shall not, directly or indirectly, designate the taxable year of a payment made under this Agreement. The portion of any payment under this Agreement that is paid within the “short-term deferral period” within the meaning of Treasury Regulation Section 1.409A-1(b)(4) shall be treated as a short term deferral and not aggregated with other plans or payments. Any other portion of the payment that does not meet the short term deferral requirement shall, to the maximum extent possible, be deemed to satisfy the exception from Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) for involuntary separation pay and shall not be aggregated with any other payment. Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. Any amount that is paid as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4), or within the involuntary separation pay limit under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) shall be treated as a separate payment. Payment dates provided for in this Agreement shall be deemed to incorporate “grace periods” within the meaning of Section 409A of the Code.

In addition, notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under Article 8 hereof, shall be paid to Employee during the 6-month period following Employee’s Separation from Service if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section

409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of Employee’s death), the Company shall pay Employee a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Employee during such period.

9. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Employee’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its affiliated companies and for which the Employee may qualify, nor shall anything herein limit or otherwise affect such rights as the Employee may have under any stock option or other Agreements with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Employee is otherwise entitled to receive under any plan or program of the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

10. Proprietary Information of the Company.

10.1 At no time during or after Employee’s employment with the Company will Employee (i) use Confidential Information (as defined below in Section 10.3) for any purpose other than during such employment as directed by the Company or (ii) disclose Confidential Information to any person or entity other than the Company or persons or entities to whom disclosure has been authorized by the Company in writing (except that Employee may disclose such information to the minimum extent necessary to comply with governmental or judicial process, so long as Employee promptly notifies the Company of such pending disclosure and consults with the Company concerning the advisability of seeking a protective order or other means of preserving the confidentiality of the Confidential Information).

10.2 During the Employment Period, Employee shall promptly communicate to Company all ideas, discoveries and inventions which relate to the Company and which are or may be useful to the Company. Employee acknowledges that all such ideas, discoveries, inventions, and improvements, which relate to the Company and which are made, conceived, or reduced to practice by his/her or jointly with others and every item of knowledge relating to the Company’s business interests (including potential business interests) gained by his/her during the course of his/her employment hereunder are the property of the Company and Employee hereby irrevocably assigns all such ideas, discoveries, inventions, improvements, and knowledge to the Company for its sole use and benefit, without additional compensation. Employee further agrees to cooperate fully with Company to perfect Company’s interest and title to all such ideas, discoveries, inventions and improvements. Notwithstanding the foregoing, pursuant to California Labor Code section 2870, Employee shall not be required to assign to the Company any inventions that Employee developed entirely on his/her own time without use of the Company’s equipment, supplies, facilities or trade secret information unless they either (i) relate at the time of conception or reduction to practice of the invention to the Company’s business or demonstrably anticipated research and development or (ii) result from work performed by Employee for the Company.

10.3 As used herein, “Confidential Information” means all information of a technical or business nature relating to the Company, including without limitation trade secrets, recipes,

inventions, drawings, file data, documentation, diagrams, specifications, know-how, processes, formulas, models, test results, marketing techniques and materials, marketing and development plans, price lists, pricing policies, business plans, information relating to customer or supplier identities, characteristics and agreements, financial information and projections, flow charts, software in various stages of development, source codes, object codes, research and development procedures and employee files and information; provided, however, that “Confidential Information” shall not include any information that has become public knowledge through no fault of Employee. Employee also agrees not to disclose any confidential or proprietary information that the Company obtains from a third party and which the Company treats as confidential or proprietary or designates as confidential, whether or not such information is owned or developed by the Company. All Confidential Information, regardless of form, is the exclusive property of the Company.

11. Non-Compete; Non-Solicit.

11.1 Employee agrees that during the Employment Period, Employee shall not directly or indirectly, either individually or as an investor, owner, partner, agent, employee, independent contractor, consultant or otherwise, engage in any restaurant or other retail business, including but not limited to any business that sells pizza or other menu items offered by the Company or any subsidiary of the Company.

11.2 Employee agrees that while he is employed by the Company, and for so long as Employee receives any payments pursuant to Section 8 above, he will not, directly or indirectly, solicit for employment or attempt to solicit for employment any person who was an employee, officer or director of the Company at any time during the 12 months preceding the date that Employee’s employment with the Company is terminated.

11.3 As the violation by Employee of the provisions of Section 10 or this Section 11 would cause irreparable injury to the Company due to among other things his knowledge of trade secrets and proprietary information or rights, and there is no adequate remedy at law for such violation, the Company shall have the right in addition to any other remedies available, at law or in equity, to seek to enjoin Employee in a court of equity from violating such provisions. Employee hereby waives any and all defenses he may have on the ground of lack of jurisdiction, forum non conveniens, or competence of the court to grant an injunction or other equitable relief, or otherwise and Employee further agrees to waive any requirement for a bond or undertaking. The existence of this right shall not preclude any other rights and remedies at law or in equity which the Company may have.

12. Assignment.

12.1 Assignment by Employee. This Agreement is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives.

12.2 Assignment by Company. Notwithstanding anything in this Agreement, Employee agrees that this Agreement may be assigned by the Company.

12.3 Binding Effect. This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether directly or indirectly, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Employee, expressly to assume and agree to perform this Agreement in same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

13. Miscellaneous.

13.1 Modifications. This Agreement sets forth the entire understanding and agreement between the Employee and the Company with respect to the subject matter hereof, and may be modified only by a written instrument duly executed by the Employee and the Company. This Agreement supersedes and replaces any and all prior agreements and understandings concerning Employee’s employment with the Company entered into prior to the date hereof.

13.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Employee and the Company or their respective successors. A civil action in connection with this Agreement whether or not based on a tort or otherwise, shall be filed in the County of Los Angeles.

13.3 Notice. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Employee to:

Rudy Sugueti

c/o California Pizza Kitchen, Inc.

6053 West Century Blvd., 11th Floor

Los Angeles, California 90045-6442

Confirm: (310) 342-5000

with copies to:

Akin Gump Strauss Hauer & Feld LLP

Attention: Robin Schachter

2029 Century Park East

Suite 2400

Los Angeles, California 90067-3012

Fax: (310) 229-1001

Confirm: (310) 728-3363

If to the Company, to:

General Counsel

c/o California Pizza Kitchen, Inc.

6053 West Century Blvd., 11th Floor

Los Angeles, California 90045-6442

Fax: (310) 342-4669

Confirm: (310) 342-5000

with copies to:

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, CA 90017

Attention: James D. C. Barrall

Fax: (213) 891-8763

Confirm: (213) 485-1234

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressees.

13.4 Equitable Relief. Since a breach of the provisions of this Agreement could not adequately be compensated by money damages, the Company shall be entitled, in addition to any other right and remedy available to it, to an injunction restraining such breach or a threatened breach, and in either case no bond or other security shall be required in connection therewith, and Employee hereby consents to the issuance of such injunction.

13.5 Relationship of Parties. Except for authority granted to Employee by the Company in order to enable Employee to fulfill the obligations set forth in this Agreement, nothing contained in this Agreement shall authorize, empower, or constitute Employee the agent of the Company in any manner; authorize or empower Employee to assume or create any obligation or responsibility whatsoever, express or implied, on behalf of or in the name of the Company.

13.6 Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be a waiver or deprive the party of the right hereunder to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and signed by the waving party.

13.7 Severability. If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

13.8 Headings. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

13.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.10 Dispute Resolution. If any dispute under this Agreement is not settled or resolved within thirty (30) days after the receipt by each party of written notice of dispute, the matter shall be submitted to binding arbitration, such arbitration to be conducted in the State of California and, unless otherwise agreed, such arbitration will be conducted in accordance with the rules and procedures of the American Arbitration Association. The arbitrator, in its final decision, shall determine which party or parties shall bear the costs of the arbitration, including attorneys fees and expenses.

13.11 Deductions and Other Tax Matters.

(a)	Anything to the contrary herein notwithstanding, the Company shall, and is hereby authorized to, withhold or deduct from any amounts payable by the Company to Employee any foreign, federal, state or municipal taxes, social security contributions or other amounts required to be withheld by law, and to report and remit such amounts to the proper authorities.

(b)	Certain payments and benefits under this Agreement are intended to be exempt from the application of Section 409A of the Code, while other payments hereunder may constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, the payment of which is intended to comply with Section 409A of the Code. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code and related Department of Treasury guidance, the Company may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, however, that no such amendments or adoption of other policies and procedures will reduce the amount of any compensation or benefit Employee otherwise would be entitled to under this Agreement without the written consent of Employee.

14. Interpretation. If any provisions of this Agreement is challenged as, or concluded to be, ambiguous the normal rule of construction that any ambiguities are to be resolved against the drafting party shall not be used interpreting this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

CALIFORNIA PIZZA KITCHEN, INC.

By:	/s/ RICHARD L. ROSENFIELD
Name:	Richard L. Rosenfield
Title:	Co-Chairman of the Board Co-Chief Executive Officer and Co-President

EXECUTIVE

By:	/s/ RUDY SUGUETI
Rudy Sugueti

EXHIBIT A

CALIFORNIA PIZZA KITCHEN, INC.

2004 OMNIBUS INCENTIVE COMPENSATION PLAN (THE “PLAN”)

STOCK OPTION AGREEMENT

SECTION 1. KIND OF OPTION.

This Option is intended to be either an incentive stock option intended to meet the requirements of section 422 of the Internal Revenue Code (an “ISO”) or a non-statutory option (an “NSO”), which is not intended to meet the requirements of an ISO, as indicated in the Notice of Stock Option Grant. Even if this Option is designated as an ISO, it shall be deemed to be an NSO to the extent required by the $100,000 annual limitation under Section 422(d) of the Code.

SECTION 2. VESTING.

Subject to the terms and conditions of the Plan and this Stock Option Agreement (the “Agreement”), your Option will be exercisable with respect to the Shares that have become vested in accordance with the schedule set forth in the Notice of Stock Option Grant (the “Notice”). Except as otherwise provided in the Notice, after your Service terminates for any reason, vesting of your Shares immediately stops and your Option expires immediately as to the number of Shares that are not vested as of your Service termination date.

SECTION 3. TERM.

Your Option will expire in any event at the close of business at Company headquarters ten years after the Date of Grant; provided, however, that if your Option is an ISO it will expire five years after the Date of Grant if you are a more than ten-percent stockholder of the Company (the “Expiration Date”). Also, your Option will expire earlier if your Service terminates, as described herein.

SECTION 4. REGULAR TERMINATION.

(a)	Except as otherwise provided in the Notice, if your Service terminates for any reason except termination without Cause, death, Disability, or Retirement (as such capitalized terms are defined below), the vested portion of your Option will expire at the close of business at Company headquarters on the date of termination of your Service.

(b)	Except as otherwise provided in the Notice, if your Service terminates due to termination without Cause or Retirement, the vested portion of your Option will expire at the close of business at Company headquarters on the date two months after the date of your termination without Cause or Retirement.

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(c)	If your Option is an ISO and you exercise it more than three months after termination of your Service as an Employee for any reason other than death or total and permanent disability as defined under section 22(e)(3) of the Code, your Option will cease to be eligible for ISO tax treatment.

(d)	Your Option will cease to be eligible for ISO tax treatment if you exercise it more than three months after the 90th day of a bona fide leave of absence approved by the Company, unless your right to reemployment after your leave was guaranteed by statute or contract.

(e)	Solely for purposes of your Option, “Cause”, “Retirement” and “Disability” are defined as follows.

(1)	“Cause” has the definition set forth in your employment agreement with the Company, or, if you do not have an employment agreement, includes, without limitation: (i) your commission of a felony or other crime involving moral turpitude; (ii) your negligence or willful misconduct in connection with the performance of your duties for the Company; (iii) your willful failure to follow the lawful instructions of your supervisor; and (iv) a breach of your fiduciary duty to the Company for personal profit or otherwise.

(2)	“Retirement” means retirement from full-time employment by the Company in accordance with the normal retirement policies of the Company.

(3)	“Disability” means your inability to perform a major part of the duties to be performed by you as an employee of the Company immediately prior to the inception of the disability, because of illness, accident or injury, for a period of twenty-six consecutive weeks or for a cumulative period of thirty weeks in any twelve month period.

SECTION 5. DEATH.

Except as otherwise provided in the Notice, if you die while in Service with the Company, the vested portion of your Option will expire at the close of business at Company headquarters on the date three months after the date of your death. During that three month period, your estate, legatees or heirs may exercise that portion of your Option that was vested on the date of your death. Notwithstanding the foregoing, the Option may not be exercised after the Expiration Date determined under Section 3 above.

SECTION 6. DISABILITY.

Except as otherwise provided in the Notice, if your Service terminates because of a Disability, the vested portion of your Option will expire at the close of business at Company headquarters on the date two months after your termination date. During that two month period, you may exercise that portion of your Option that was vested on the date of your Disability.

CALIFORNIA PIZZA KITCHEN, INC.
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SECTION 7. EXERCISING YOUR OPTION.

To exercise your Option, you must provide notice according to such procedures as may be prescribed by the Company. Your exercise will be effective when appropriate notice together with full payment is received by the Company. If someone else wants to exercise your Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

SECTION 8. PAYMENT FORMS.

When you exercise your Option, you must include payment of the Exercise Price for the Shares you are purchasing in cash or cash equivalents. Alternatively, you may pay all or part of the Exercise Price by surrendering, or attesting to ownership of, Shares already owned by you, unless such action would cause the Company to recognize any (or additional) compensation expense with respect to the Option for financial reporting purposes. Such Shares shall be surrendered to the Company in good form for transfer and shall be valued at their Fair Market Value on the date of Option exercise. To the extent that a public market for the Shares exists and to the extent permitted by applicable law, in each case as determined by the Company, you also may exercise your Option by delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price and, if requested, applicable withholding taxes. The Company will provide the forms necessary to make such a cashless exercise. Payment also may be made all or in part by delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker or lender to pledge Shares as a security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of the aggregate Exercise Price and, if requested, applicable withholding taxes. Notwithstanding the foregoing, payment may not be made in any form that is unlawful, as determined by the Company in its sole discretion. The Board may permit such other payment forms as it deems appropriate, subject to applicable laws, regulations and rules.

SECTION 9. NO DUTY TO TRANSFER IN VIOLATION OF THIS AGREEMENT

The Company will not be required (a) to transfer on its books any shares of Common Stock of the Company which have been sold or transferred in violation of any of the provisions set forth in this Agreement or (b) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares have been so transferred.

SECTION 10. TAX WITHHOLDING AND REPORTING.

(a)	You will not be allowed to exercise this Option unless you pay, or make acceptable arrangements to pay, any taxes required to be withheld as a result of the Option exercise or the sale of Shares acquired upon exercise of this Option. You hereby authorize withholding from payroll or any other payment due you from the Company or your employer to satisfy any such withholding tax obligation.

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(b)	If you sell or otherwise dispose of any of the Shares acquired pursuant to an ISO on or before the later of (i) two years after the grant date, or (ii) one year after the exercise date, you shall immediately notify the Company in writing of such disposition.

SECTION 11. RESALE RESTRICTIONS/MARKET STAND-OFF.

You agree that in connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the U.S. Securities Act of 1933, as amended, you will not, without the prior written consent of the Company, directly or indirectly, sell, make any short sale of, contract to sell, transfer the economic risk of ownership in, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose of or transfer for value or agree to engage in any of the foregoing transactions with respect to any equity securities of the Company for such period of time after the effective date of such registration statement as may be requested by the Company. Such period of time will not exceed one hundred eighty (180) days; provided, however, that in the event the Company requests that the one hundred eighty (180) day period be extended or modified pursuant to then-applicable law, rules, regulations or trading policies, the restrictions imposed during the one hundred eighty (180) day period will continue to apply to the extent necessary to comply with such law, rules, regulations or trading policies. You agree to execute and deliver such other agreements as may be reasonably requested by the Company which are consistent with the foregoing or which are necessary to give further effect thereto. To enforce the provisions of this Section, the Company may impose stop-transfer instructions with respect to the Common Stock until the end of the applicable stand-off period.

SECTION 12. TRANSFER OF OPTION.

Prior to your death, only you may exercise this Option. This Option and the rights and privileges conferred hereby cannot be sold, pledged or otherwise transferred (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment, levy or similar process. For instance, you may not sell this Option or use it as security for a loan, except in accordance with Section 8 hereof. If you attempt to do any of these things, this Option will immediately become invalid. You may, however, dispose of this Option in your will. Regardless of any marital property settlement agreement, the Company is not obligated to honor an Exercise Notice from your spouse or former spouse, nor is the Company obligated to recognize such individual’s interest in your Option in any other way.

SECTION 13. RETENTION RIGHTS.

This Agreement does not give you the right to be retained by the Company in any capacity. The Company reserves the right to terminate your Service at any time and for any reason without thereby incurring any liability to you.

CALIFORNIA PIZZA KITCHEN, INC.
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SECTION 14. STOCKHOLDER RIGHTS.

Neither you nor your estate or heirs have any rights as a stockholder of the Company until a certificate for the Shares acquired upon exercise of this Option has been issued. Once a certificate for the Shares acquired upon exercise of this Option has been issued, you will have all the rights and privileges of a stockholder of the Company with respect to the Common Stock. No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued, except as described in the Plan.

SECTION 15. ADJUSTMENTS.

In the event of a stock split, a stock dividend or a similar change in the Company’s Stock, the number of Shares covered by this Option and the Exercise Price per share may be adjusted pursuant to the Plan. Your Option shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity as set forth in the Plan.

SECTION 16. APPLICABLE LAW AND TAX DISCLAIMER.

This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice of law provisions). You agree that you are responsible for consulting your own tax advisor as to the tax consequences associated with your Option. The tax rules governing options are complex, change frequently and depend on the individual taxpayer’s situation. Although the Company will make available to you general tax information about stock options, you agree that the Company shall not be held liable or responsible for making such information available to you and any tax or financial consequences that you may incur in connection with your Option.

SECTION 17. THE PLAN AND OTHER AGREEMENTS.

The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan. The Notice, this Agreement, including its attachments, and the Plan constitute the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments or negotiations concerning this Option are superseded.

CALIFORNIA PIZZA KITCHEN, INC.
STOCK OPTION AGREEMENT
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EXHIBIT B

CALIFORNIA PIZZA KITCHEN, INC.

2004 OMNIBUS INCENTIVE COMPENSATION PLAN

NOTICE OF STOCK OPTION GRANT

California Pizza Kitchen, Inc. (the “Company”) hereby grants you the following Option to purchase shares of its common stock (“Shares”). The terms and conditions of this Option are set forth in the Stock Option Agreement and the CALIFORNIA PIZZA KITCHEN, INC. 2004 OMNIBUS INCENTIVE COMPENSATION PLAN (the “Plan”), both of which are attached to and made a part of this document.

Date of Grant:	[Date of Grant]

Name of Optionee:	[Name of Optionee]

Number of Option Shares:	[Number of Shares]

Exercise Price per Share:	$[Exercise Price] (The Exercise Price per Share shall not be less than one hundred percent (100%) of the Fair Market Value. If Optionee is a more than ten-percent stockholder, the Exercise Price per Share of an ISO shall be at least one hundred ten percent (110%) of Fair Market Value.)

Vesting Start Date:	[Vesting Start Date]

Type of Option:	[Type of Grant: NSO/ISO]

Vesting Schedule:	[Vesting Schedule]

Rights upon Termination:	[Vesting/Termination Schedule]

By signing this document, you acknowledge receipt of a copy of the Plan, and agree that (a) you have carefully read, fully understand and agree to all of the terms and conditions described in the attached Stock Option Agreement, and the Plan document; and (b) you understand and agree that this Stock Option Agreement, including its cover sheet and attachments, constitutes the entire understanding between you and the Company regarding this Option, and that any prior agreements, commitments or negotiations concerning this Option are replaced and superseded.

[NAME OF OPTIONEE]	CALIFORNIA PIZZA KITCHEN, INC.

By:
Its:

CALIFORNIA PIZZA KITCHEN, INC.
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EXHIBIT C

DEFINITIONS

1. “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

2. “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

3. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

4. “Change of Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(a) any Person (as defined in Exhibit “C” herein) is or becomes the Beneficial Owner (as defined in Exhibit “C” herein), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 30% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (c) below; or

(b) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(c) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which results in the directors of the Company immediately prior to such merger or consolidation continuing to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof or (B) a merger or consolidation effected to

CALIFORNIA PIZZA KITCHEN, INC.
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implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

(d) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 70% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

5. “ASAP” shall mean California Pizza Kitchen’s “ASAP” entity and/or concept.

CALIFORNIA PIZZA KITCHEN, INC.
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